Exhibit 99.1

FS Bancorp, Inc. Reports 2018 Results Including Net Income of $24.3 Million which Includes a Bargain Purchase Gain of $7.4 Million from the Anchor Bancorp Acquisition, New Share Repurchase Plan, and a 7.1% Increase in Its Quarterly Dividend to $0.15 Per Quarter.

MOUNTLAKE TERRACE, WA – January 28, 2019 – FS Bancorp, Inc. (NASDAQ:FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2018 fourth quarter net income of  $11.7 million, or $2.83 per diluted share, compared to $3.7 million, or $0.98 per diluted share for the fourth quarter ended December 31, 2017.  Net income for the year ended December 31, 2018 was $24.3 million, or $6.29 per diluted share, compared to net income of $14.1 million, or $4.28 per diluted share for last year.  Fourth quarter results include a $7.4 million bargain purchase gain related to our recent acquisition of Anchor Bancorp (“Anchor Acquisition”).

 “The cultural fit related to the Anchor Acquisition continues to exceed our expectations as we strive to combine strengths while enhancing our targeted growth objectives,” stated CEO Joe Adams.  “We are also pleased to announce that our Board of Directors has approved our twenty-fourth quarterly cash dividend which increased 7.1% to $0.15 per share from $0.14 per share.”  The dividend will be paid on February  20, 2019, to shareholders of record as of February 6, 2019.

CFO Matthew Mullet noted, “The completion of the Anchor Acquisition improved capital levels which allowed management and the Board of Directors to update related pro forma projections and support the Company’s adoption of a share repurchase plan.” The plan provides for the repurchase of up to 225,000 shares or approximately 5% of shares authorized and outstanding at December 31, 2018. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors, including the Company’s liquidity requirements.

Recent Events

At the close of business on November 15, 2018, the Company completed its acquisition of Anchor Bancorp (“Anchor”) and its wholly-owned subsidiary, Anchor Bank.  At the closing of the transaction, Anchor Bank had nine retail branches and one loan production office located in Southwest Washington. Anchor shareholders received 725,518 shares of Company common stock and $30.8 million in cash in exchange for each share of Anchor common stock, which includes cash in lieu of any fractional shares for total consideration paid of $64.6 million.

The acquisition was accounted for using the acquisition method of accounting.  Accordingly, the purchase price was allocated to the assets (including identifiable intangible assets) and the liabilities of Anchor at their respective estimated fair values as of the acquisition date. The excess of the fair value of the net assets acquired over the purchase price was recorded as a bargain purchase gain.  The fair value on the acquisition date represents management's best estimates based on available information and facts and circumstances in existence on the acquisition date.  The allocation of the purchase price is subject to adjustment during the measurement period not to exceed one year.  The acquisition provided $443.3 million of assets, $356.3 million of loans, and $356.8 million of deposits adjusted to fair value on the acquisition date, and a bargain purchase gain of $7.4 million to the Company.

FS Bancorp Q4 Earnings
January 28, 2019

2018 Fourth Quarter and Year End Highlights

•	Net income was $11.7 million for the fourth quarter of 2018, compared to $4.1 million in the previous quarter, and $3.7 million for the comparable quarter one year ago;
•

Net income for the fourth quarter adjusted for $946,000 of acquisition related costs (adjusted at a 21% tax rate) and $7.4 million in bargain purchase gain would have been $5.1 million, or $1.23 per diluted share (See non-GAAP Financial Measures);

•	Our Board of Directors (“Board”) authorized a share repurchase plan of up to 225,000 shares in 2019 depending upon market conditions and other factors including the Company’s liquidity requirements;
•	Our Board approved a dividend increase of 7.1% to $0.15 per quarter ($0.60 per year) from $0.14 per quarter ($0.56 per year) payable on February 20, 2019;
•

Total gross loans increased $365.1 million, or 38.0%, during the quarter, to $1.33 billion at December 31, 2018, primarily due to loans acquired in the Anchor Acquisition, compared to $961.1 million at September 30, 2018, and increased $552.8 million, or 71.5%, from $773.4 million at December 31, 2017.  Organic (nonacquisition related) growth was $224.6 million, or 29.0% in 2018;

•

Net interest income increased $3.0 million during the quarter to $15.8 million at December 31, 2018, compared to $12.9 million in the previous quarter, and $11.3 million for the comparable quarter one year ago;

•

Deposits increased $329.7 during the quarter to $1.27 billion at December 31, 2018, compared to $944.5 million at September 30, 2018 and $829.8 million at December 31, 2017.  Organic  (nonacquisition related) deposits grew $123.3 million to $953.1 million in 2018, from $829.8 million at December 31, 2017; and

•	Capital levels at the Bank were 13.5% for total risk-based capital and 10.7% for Tier 1 leverage capital at December 31, 2018, compared to 16.3% and 12.6% at December 31, 2017, respectively.

Balance Sheet and Credit Quality

Total assets increased $430.3 million, or 36.1%, to $1.62 billion at December  31, 2018, compared to $1.19 billion at September 30, 2018, and increased $639.9 million, or 65.2%, from $981.8 million at December  31, 2017.  The quarter over linked quarter increase in total assets included increases in loans receivable, net of $364.9 million including loans receivable, net acquired in the Anchor Acquisition of $328.2 million,  bank owned life insurance (“BOLI”) of $20.9 million, total cash and cash equivalents of $17.6 million, premises and equipment, net of $12.6 million, core deposits intangible (“CDI”), net of $5.1 million, certificates of deposit at other financial institutions of $4.7 million, partially offset by a decrease in loans held for sale (“HFS”) of $3.6 million.  The year over year increase in total assets included increases in loans receivable, net of $551.0 million, BOLI of $24.2 million, securities available-for-sale of $14.7 million, total cash and cash equivalents of $13.9 million, premises and equipment, net of $13.7 million, Federal Home Loan Bank (“FHLB”) stock of $7.0 million, CDI, net of $4.9 million, servicing rights of $3.6 million, certificates of deposit at other financial institutions of $4.0 million, and

FS Bancorp Q4 Earnings
January 28, 2019

accrued interest receivable of $2.2 million, partially offset by decreases in loans HFS of $2.3 million.  These increases in assets year over year were from a combination of organic growth and assets acquired in the Anchor Acquisition and were driven by deposit growth including organic growth and acquired deposits of  $321.1 million.

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$204,699	15.4%	$68,694	7.1%	$63,611	8.2%
Construction and development	247,306	18.7	191,172	19.9	143,068	18.5
Home equity	40,258	3.0	26,085	2.7	25,289	3.3
One-to-four-family (excludes HFS)	249,397	18.8	188,333	19.6	163,655	21.2
Multi-family	104,663	7.9	48,061	5.0	44,451	5.7
Total real estate loans	846,323	63.8	522,345	54.3	440,074	56.9

CONSUMER LOANS
Indirect home improvement	167,793	12.7	155,870	16.2	130,176	16.8
Solar	44,433	3.3	42,967	4.5	41,049	5.3
Marine	57,822	4.4	56,578	5.9	35,397	4.6
Other consumer	5,425	0.4	2,059	0.2	2,046	0.3
Total consumer loans	275,473	20.8	257,474	26.8	208,668	27.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial	138,686	10.4	113,786	11.9	83,306	10.8
Warehouse lending	65,756	5.0	67,540	7.0	41,397	5.3
Total commercial business loans	204,442	15.4	181,326	18.9	124,703	16.1
Total loans receivable, gross	1,326,238	100.0%	961,145	100.0%	773,445	100.0%

Allowance for loan losses	(12,349)		(12,045)		(10,756)
Deferred costs and fees, net	(2,907)		(3,195)		(2,708)
Premiums on purchased loans	1,537		1,667		1,577
Total loans receivable, net	$1,312,519		$947,572		$761,558

Loans receivable, net increased $364.9 million to $1.31 billion at December  31, 2018, from $947.6 million at September  30, 2018, and increased $551.0 million from $761.6 million at December  31, 2017.  During the fourth quarter, real estate loans increased $324.0 million, including increases in commercial of $136.0 million, one-to-four-family portfolio of $61.1 million, multi-family of $56.6 million, construction and development of $56.1 million, and home equity of $14.2 million.  Commercial business loans increased $23.1 million due to an increase in commercial and industrial loans of $24.9 million, partially offset by a decrease in warehouse lending loans of $1.8 million.  Consumer loans increased $18.0 million, primarily due to increases of  $11.9 million in indirect home improvement loans, $3.4 million in other consumer, and $1.5 million in solar loans.

The increase of $364.9 million in loans receivable, net in the fourth quarter mentioned above is attributed primarily to the loans acquired in the Anchor Acquisition totaling $328.2 million. These loans included commercial real estate of $131.0 million, one-to-four-family portfolio of $55.9 million, multi-family of $55.5 million, construction and development of $50.2 million, commercial business of $19.0 million,  home equity of $13.1 million, and consumer of $3.4 million.

FS Bancorp Q4 Earnings
January 28, 2019

One-to-four-family loans originated through the home lending segment which includes loans HFS, loans held for investment, fixed seconds, and loans brokered to other institutions was $155.5 million during the quarter ended December 31, 2018, a decrease of  $37.9 million, or 19.6%, compared to $193.4 million for the preceding quarter, and decreased from $208.6 million for the comparable quarter one year ago. During the quarter ended December 31, 2018, the Company sold $147.1 million of one-to-four-family loans, compared to sales of $174.9 million during the previous quarter, and sales of $206.2 million during the same quarter one year ago.

Originations of one-to-four-family loans (excluding brokered loans) to purchase a home and to refinance for the three months ended and years ended December 31, 2018 and 2017 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		QTD	QTD
	December 31, 2018		December 31, 2017		over QTD	over QTD
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$121,478	80.1%	$158,041	75.8%	(36,563)	(23.1)%
Refinance	30,209	19.9	50,328	24.2	(20,119)	(40.0)%
Total	$151,687	100.0%	$208,369	100.0%	(56,682)	(27.2)%

	For the Year Ended		For the Year Ended		YTD	YTD
	December 31, 2018		December 31, 2017		over YTD	over YTD
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$557,960	79.2%	$624,291	77.0%	(66,331)	(10.6)%
Refinance	146,835	20.8	186,910	23.0	(40,075)	(21.4)%
Total	$704,795	100.0%	$811,201	100.0%	(106,406)	(13.1)%

The allowance for loan losses (“ALLL”) at December 31, 2018 increased to $12.3 million, or 0.9% of gross loans receivable, excluding loans HFS, compared to $12.0 million, or 1.3% of gross loans receivable, excluding loans HFS at September  30, 2018, and $10.8 million, or 1.4% of gross loans receivable, excluding loans HFS, at December  31, 2017.  Included in the recorded value of loans acquired in the Anchor Acquisition are net discounts which as of December 31, 2018 did not reflect an ALLL as they are carried at an amount below the outstanding principal balance.  The recorded value of loans acquired in the Anchor Acquisition was $361.6 million, and the fair value discount was $5.3 million, or 1.5% of the loans acquired. Non-performing loans, consisting solely of non-accruing loans, increased to $4.2 million at December  31, 2018,  from $2.2 million at September 30, 2018, primarily from the addition of $1.2 million of non-performing loans acquired in the Anchor Acquisition and a single one-to-four-family loan in the amount of $834,000, and were $1.0 million at December  31, 2017.  Substandard loans increased  $845,000 to $8.3 million at December 31, 2018, compared to $7.4 million at September 30, 2018, primarily due to $1.2 million of substandard loans acquired in the Anchor Acquisition, and were  $6.5 million at December  31, 2017.  There were two other real estate owned (“OREO”) properties totaling $689,000 at December 31, 2018, which were acquired in the Anchor Acquisition, as compared to no OREO at both September 30, 2018, and at December  31, 2017.

FS Bancorp Q4 Earnings
January 28, 2019

The Company sold $18.9 million of securities available-for-sale during the fourth quarter of 2018 realizing a gain of $57,000.  All of the securities  sold were acquired in connection with the Anchor Acquisition.  Those sales primarily provided additional funds for paying down borrowings.

Total deposits were  $1.27 billion at December  31, 2018, compared to $944.5 million at September  30, 2018, and $829.8 million at December  31, 2017.  The majority of deposit growth occurred due to the deposits acquired from the Anchor Acquisition that resulted in growth in all categories of deposits.  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $80.3 million, from September  30, 2018, and increased $78.9 million, from December  31, 2017.  Money market and savings accounts increased $85.5 million from September  30, 2018, and $104.1 million from December  31, 2017.  Time deposits increased $163.8 million, from September  30, 2018, and increased $261.4 million, from December  31, 2017.

At December 31, 2018, non-retail certificates of deposit (“CDs”) which include brokered CDs, online CDs,  public deposits CDs,  and public funds CDs increased $3.1 million to $127.5 million, compared to $124.4 million at September  30, 2018, primarily due an increase in public non-retail CDs acquired in the Anchor Acquisition. The $61.0 million year over year increase in non-retail CDs from $66.5 million at December  31, 2017 primarily reflects a $57.4 million increase in brokered CDs.  Management remains focused on increasing our lower cost relationship-based deposits to fund long-term asset growth.

DEPOSIT BREAKDOWN
(Dollars in thousands)
	December 31, 2018		September 30, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$221,107	17.3%	$174,712	18.5%	$177,739	21.4%
Interest-bearing checking	151,103	11.9	115,059	12.2	119,872	14.4
Savings	122,344	9.6	78,785	8.3	72,082	8.7
Money market	282,595	22.2	240,626	25.5	228,742	27.6
Certificates of deposit less than $100,000	243,193	19.1	188,192	19.9	111,489	13.4
Certificates of deposit of $100,000 through $250,000	154,095	12.1	89,075	9.4	77,934	9.4
Certificates of deposit of $250,000 and over	86,357	6.8	42,563	4.5	32,833	4.0
Escrow accounts related to mortgages serviced	13,425	1.0	15,525	1.7	9,151	1.1
Total	$1,274,219	100.0%	$944,537	100.0%	$829,842	100.0%

At December  31, 2018, borrowings increased  $50.6 million, or 58.5%, to $137.2 million, from $86.5 million at September 30, 2018, and increased $129.6 million from $7.5 million at December  31, 2017.    The increase in borrowings during the current quarter was primarily related to FHLB advances  assumed in the Anchor Acquisition.

Total stockholders’ equity increased $46.9 million, to $180.0 million at December  31, 2018, from $133.1 million at September 30, 2018, and increased $58.0 million, from $122.0 million at December  31, 2017.  The increase in stockholders’ equity during the current quarter from September 30, 2018 was primarily due to common stock issued in the Anchor Acquisition, resulting in an increase of $34.4 million in additional paid-in capital, and net income of $11.7 million, and a decrease in accumulated other comprehensive loss, net of tax of $1.2 million.    Book value per

FS Bancorp Q4 Earnings
January 28, 2019

common share was $41.19 at December  31, 2018, compared to $37.10 at September  30, 2018, and $34.47 at December  31, 2017.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 13.5%, a Tier 1 leverage capital ratio of 10.7%, and a common equity Tier 1 (“CET1”) capital ratio of 12.6% at December  31, 2018.  At December  31, 2017, the total risk-based capital ratio was 16.3%, the Tier 1 leverage capital ratio was 12.6%, and the CET1 capital ratio was 15.0%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.3%, a Tier 1 leverage capital ratio of 12.1%, and a CET1 ratio of 12.4% at December  31, 2018, compared to 15.7%, 12.1%, and 14.5%, respectively, at December 31, 2017.

Operating Results

Net interest income increased $4.5 million, to $15.8 million for the three months ended December  31, 2018, from $11.3 million for the three months ended December  31, 2017.  This increase was a result of a $6.6 million increase in loans receivable interest income, including additional interest from loans acquired in the Anchor Acquisition,  and a $442,000 increase in interest and dividends on investment securities, and cash and cash equivalents, partially offset by a $1.7 million increase in deposit interest expense due to acquired deposits and continued organic growth in interest-bearing deposits with higher market interest rates paid on new interest-bearing deposits, and an $873,000 increase in interest expense on borrowings mostly from the use of FHLB borrowings to support loan growth. Net interest income increased $10.9 million, to $52.1 million for the year ended December  31, 2018, from $41.2 million for the year ended December  31, 2017, mostly due to a $15.2 million increase in interest income on loans receivable and a $986,000 increase in interest and dividends on investment securities, and cash and cash equivalents and CDs at other financial institutions, partially offset by a $3.4 million increase in interest expense on deposits and a $1.9 million increase in interest expense on borrowings.

The net interest margin (“NIM”) decreased 13 basis points to 4.59% for the three months ended December  31, 2018, from 4.72% for the same period in the prior year, and decreased four basis points to 4.61% for the year ended December  31, 2018, from 4.65% for the year ended December  31, 2017.  The decrease in NIM for both periods was driven primarily by the significant growth in assets from the Anchor Acquisition along with higher cost market rate deposits and increased borrowing costs to fund loan growth.  The average cost of funds increased 59 basis points to 1.23% for the three months ended December  31, 2018, from 0.64% for the three months ended December  31, 2017, and increased 39 basis points to 1.00% for the year ended December  31, 2018, from 0.61% for the same period last year.  This increase was predominantly due to growth in time deposits and an increase in short-term overnight FHLB borrowing rates reflecting increases in the targeted federal funds rate.  Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months ended December  31, 2018, the provision for loan losses was $290,000, compared to $300,000 for the three months ended December 31, 2017.  During the three months ended December 31, 2018, net recoveries totaled $14,000, compared to net charge-offs of $143,000 for the same period last year.  The provision for loan

FS Bancorp Q4 Earnings
January 28, 2019

losses was $1.5 million for the year ended December 31, 2018, compared to $750,000 for the year ended December 31, 2017, due primarily to organic loan growth.  During the year ended December  31, 2018, net recoveries totaled $53,000, compared to net charge-offs of  $205,000 during the year ended December  31, 2017.

Noninterest income increased $6.1 million, to $11.4 million for the three months ended December  31, 2018, from $5.3 million for the three months ended December  31, 2017.  The increase during the period primarily reflects a $7.4 million bargain purchase gain related to the Anchor Acquisition, and a $383,000 increase in service charges and fee income, partially offset by a $1.8 million reduction in gain on sale of loans.  Noninterest income increased $2.8 million, to $26.9 million for the year ended December  31, 2018, from $24.1 million for the year ended December  31, 2017.  The increase was mainly due to the $7.4 million bargain purchase gain related to the Anchor Acquisition, partially offset by a $3.1 million reduction in gain on sale of loans,  no gain on sale of mortgage servicing rights in 2018 compared to $1.1 million in 2017, a $315,000 reduction in service charges and fee income, due in part to the sale of mortgage servicing rights in 2017, and a $209,000 reduction in gain on sale of investment securities.

Noninterest expense increased $2.7 million, to $13.8 million for the three months ended December  31, 2018, from $11.1 million for the three months ended December  31, 2017.  The increase in noninterest expense was primarily due to the Anchor Acquisition with increases of  $946,000 in acquisition costs,  $801,000 in operations, $359,000 in salaries and benefits, and $216,000 in data processing expenses. Total salaries and benefits expense also includes a $694,000 decrease in incentives and commissions reflecting lower one-to-four-family loan originations as a result of the impact of rising interest rates in 2018 and a reduction of homes available for sale in the Pacific Northwest.

Noninterest expense increased $4.8 million, to $48.8 million for the year ended December  31, 2018, from $44.0 million for the year ended December  31, 2017.  The increase in noninterest expense was primarily due to increases of $1.9 million in salaries and benefits due to an increase in full-time employees from the growth in our operations and the Anchor Acquisition and also includes a $1.1 million decrease in incentives and commissions, acquisition costs of $1.4 million related to the Anchor Acquisition as well as increases of $504,000 in operations, $370,000 in occupancy expense, and $350,000 in data processing expense.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 bank branches, including nine branches from the Anchor Acquisition,  one administrative office that accepts deposits, and seven loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

FS Bancorp Q4 Earnings
January 28, 2019

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the expected cost savings, synergies and other financial benefits from our recent acquisition of Anchor  might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of our indirect home improvement lending; secondary market conditions for loans and our ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of us and could negatively affect our operating and stock performance.

FS Bancorp Q4 Earnings
January 28, 2019

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	YTD
	December 31,	September 30,	December 31,	Quarter	Over YTD
	2018	2018	2017	% Change	% Change
ASSETS
Cash and due from banks	$9,408	$4,389	$3,043	114	209
Interest-bearing deposits at other financial institutions	23,371	10,813	15,872	116	47
Total cash and cash equivalents	32,779	15,202	18,915	116	73
Certificates of deposit at other financial institutions	22,074	17,362	18,108	27	22
Securities available-for-sale, at fair value	97,205	97,374	82,480	—	18
Loans held for sale, at fair value	51,195	54,784	53,463	(7)	(4)
Loans receivable, net	1,312,519	947,572	761,558	39	72
Accrued interest receivable	5,761	4,453	3,566	29	62
Premises and equipment, net	29,110	16,527	15,458	76	88
Federal Home Loan Bank (“FHLB”) stock, at cost	9,887	7,131	2,871	39	244
Other real estate owned	689	—	—	100	100
Deferred tax asset, net	—	120	—	(100)	—
Bank owned life insurance (“BOLI”), net	34,485	13,586	10,328	154	234
Servicing rights, held at the lower of cost or fair value	10,429	9,190	6,795	13	53
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	6,217	1,087	1,317	472	372
Other assets	6,982	4,631	4,612	51	51
TOTAL ASSETS	$1,621,644	$1,191,331	$981,783	36	65
LIABILITIES
Deposits:
Noninterest-bearing accounts	$234,532	$190,237	$186,890	23	25
Interest-bearing accounts	1,039,687	754,300	642,952	38	62
Total deposits	1,274,219	944,537	829,842	35	54
Borrowings	137,149	86,526	7,529	59	1722
Subordinated note:
Principal amount	10,000	10,000	10,000	—	—
Unamortized debt issuance costs	(135)	(140)	(155)	(4)	(13)
Total subordinated note less unamortized debt issuance costs	9,865	9,860	9,845	—	—
Deferred tax liability, net	361	—	607	(100)	(41)
Other liabilities	20,012	17,279	11,958	16	67
Total liabilities	1,441,606	1,058,202	859,781	36	68
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 4,492,478 shares issued and outstanding at December 31, 2018, 3,716,460 at September 30, 2018, and 3,680,152 at December 31, 2017	45	37	37	22	22
Additional paid-in capital	91,466	57,027	55,135	60	66
Retained earnings	90,854	79,648	68,422	14	33
Accumulated other comprehensive loss, net of tax	(1,479)	(2,664)	(475)	(44)	211
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(848)	(919)	(1,117)	(8)	(24)
Total stockholders’ equity	180,038	133,129	122,002	35	48
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,621,644	$1,191,331	$981,783	36	65

FS Bancorp Q4 Earnings
January 28, 2019

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended		QTR	YTD
	December 31,		December 31,		Over QTR	Over YTD
	2018	2017	2018	2017	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$18,601	$11,969	$58,616	$43,457	55	35
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,132	690	3,710	2,724	64	36
Total interest and dividend income	19,733	12,659	62,326	46,181	56	35
INTEREST EXPENSE
Deposits	2,796	1,127	7,321	3,920	148	87
Borrowings	948	75	2,228	334	1164	567
Subordinated note	171	171	679	679	—	—
Total interest expense	3,915	1,373	10,228	4,933	185	107
NET INTEREST INCOME	15,818	11,286	52,098	41,248	40	26
PROVISION FOR LOAN LOSSES	290	300	1,540	750	(3)	105
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	15,528	10,986	50,558	40,498	41	25
NONINTEREST INCOME
Service charges and fee income	1,188	805	3,233	3,548	48	(9)
Bargain purchase gain	7,414	—	7,414	—	100	100
Gain on sale of loans	2,394	4,144	14,861	17,985	(42)	(17)
Loss on retirement of equipment	(71)	—	(71)	—	(100)	(100)
Gain on sale of investment securities	57	—	171	380	100	(55)
Gain on sale of mortgage servicing rights (“MSR”)	—	65	—	1,062	(100)	(100)
Earnings on cash surrender value of BOLI	155	66	413	274	135	51
Other noninterest income	273	189	829	825	44	—
Total noninterest income	11,410	5,269	26,850	24,074	117	12
NONINTEREST EXPENSE
Salaries and benefits	6,780	6,421	28,538	26,595	6	7
Operations	2,500	1,699	6,709	6,205	47	8
Occupancy	945	734	3,042	2,672	29	14
Data processing	926	710	2,870	2,521	30	14
OREO expenses	2	—	2	—	100	100
Loan costs	618	674	2,801	2,652	(8)	6
Professional and board fees	551	436	1,872	1,697	26	10
Federal Deposit Insurance Corporation (“FDIC”) insurance	249	107	517	535	133	(3)
Marketing and advertising	183	204	747	716	(10)	4
Acquisition costs	946	—	1,389	—	100	100
Amortization of core deposit intangible	121	100	351	400	21	(12)
Recovery on servicing rights	—	(2)	—	—	(100)	—
Total noninterest expense	13,821	11,083	48,838	43,993	25	11
INCOME BEFORE PROVISION FOR INCOME TAXES	13,117	5,172	28,570	20,579	154	39
PROVISION FOR INCOME TAXES	1,401	1,494	4,223	6,494	(6)	(35)
NET INCOME	$11,716	$3,678	$24,347	$14,085	219	73
Basic earnings per share	$2.93	$1.04	$6.58	$4.55	182	45
Diluted earnings per share	$2.83	$0.98	$6.29	$4.28	189	47

FS Bancorp Q4 Earnings
January 28, 2019

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)
	At or For the Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	3.24%	1.38%	1.48%
Return on equity (ratio of net income to average equity) (1)	29.80	12.19	12.25
Yield on average interest-earning assets	5.73	5.52	5.29
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	1.23	1.06	0.64
Interest rate spread information – average during period	4.50	4.46	4.65
Net interest margin (1)	4.59	4.55	4.72
Operating expense to average total assets	3.83	4.04	4.46
Average interest-earning assets to average interest-bearing liabilities	130.15	134.57	140.75
Efficiency ratio (2)	50.77	67.03	66.95

	At or For the Year Ended
	December 31,	December 31,
	2018	2017
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	2.07%	1.53%
Return on equity (ratio of net income to average equity) (1)	18.14	14.80
Yield on average interest-earning assets	5.52	5.21
Interest incurred on liabilities as a percentage of average noninterest bearing deposits and interest-bearing liabilities	1.00	0.61
Interest rate spread information – average during period	4.52	4.60
Net interest margin (1)	4.61	4.65
Operating expense to average total assets	4.16	4.76
Average interest-earning assets to average interest-bearing liabilities	134.62	136.88
Efficiency ratio (2)	61.87	67.35

	December 31,	September 30,	December 31,
	2018	2018	2017
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.26%	0.18%	0.11%
Non-performing loans to total gross loans (4)	0.31	0.23	0.13
Allowance for loan losses to non-performing loans (4)	297.35	554.56	1,035.23
Allowance for loan losses to gross loans receivable, excluding HFS loans	0.93	1.25	1.39

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	10.67%	11.73%	12.61%
Tier 1 risk-based capital	12.62	13.95	15.00
Total risk-based capital	13.52	15.20	16.25
Common equity Tier 1 capital	12.62	13.95	15.00

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	12.07%	11.43%	12.13%
Total risk-based capital	13.32	14.85	15.70
Common equity Tier 1 capital	12.41	13.60	14.45

FS Bancorp Q4 Earnings
January 28, 2019

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
	2018		2018		2017
PER COMMON SHARE DATA:
Basic earnings per share	$2.93		$1.12		$1.04
Diluted earnings per share	$2.83		$1.07		$0.98
Weighted average basic shares outstanding	4,000,584		3,610,731		3,537,515
Weighted average diluted shares outstanding	4,139,570		3,779,878		3,738,633
Common shares outstanding at period end	4,371,294	(5)	3,588,796	(6)	3,539,626	(7)
Book value per share using common shares outstanding	$41.19		$37.10		$34.47
Tangible book value per share using common shares outstanding (8)	$39.24		$36.15		$33.44

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 4,492,478 at December 31, 2018, less 43,421 restricted stock shares, and 77,763 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,716,460 at September 30, 2018, less 43,421 restricted stock shares, and 84,243 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 3,680,152 at December 31, 2017, less 36,842 restricted stock shares, and 103,684 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.

	For the Three Months Ended December 31,		For the Year Ended December 31,		QTR Over QTR	YTD Over YTD
Average Balances	2018	2017	2018	2017	$ Change	$ Change
Assets
Loans receivable, net deferred loan fees (1)	$1,200,927	$820,196	$980,072	$749,179	$380,731	$230,893
Securities available-for-sale, at fair value	107,555	80,313	98,915	87,713	27,242	11,202
Interest-bearing deposits and certificates of deposit at other financial institutions	48,689	45,201	42,923	45,912	3,488	(2,989)
FHLB stock, at cost	9,720	3,495	7,143	3,617	6,225	3,526
Total interest-earning assets	1,366,891	949,205	1,129,053	886,421	417,686	242,632
Noninterest-earning assets (2)	66,040	36,143	45,660	37,160	29,897	8,500
Total assets	$1,432,931	$985,348	$1,174,713	$923,581	$447,583	$251,132
Liabilities and stockholders’ equity
Interest-bearing accounts	$898,943	$642,064	$731,066	$611,141	$256,879	$119,925
Borrowings	141,431	22,496	97,788	26,608	118,935	71,180
Subordinated note	9,862	9,842	9,855	9,834	20	21
Total interest-bearing liabilities	1,050,236	674,402	838,709	647,583	375,834	191,126
Noninterest-bearing accounts	209,117	177,517	188,473	167,480	31,600	20,993
Other noninterest-bearing liabilities	17,686	14,285	13,361	13,346	3,401	15
Stockholders’ equity	155,892	119,144	134,170	95,172	36,748	38,998
Total liabilities and stockholders’ equity	$1,432,931	$985,348	$1,174,713	$923,581	$447,583	$251,132

(1) Includes loans held for sale.

(2) Includes fixed assets, BOLI, goodwill, and CDI.

(3) Average balances are daily for October and December of 2018 and a simple average of monthend actuals for November 2018.

FS Bancorp Q4 Earnings
January 28, 2019

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains certain non-GAAP financial measures: net income, excluding acquisition costs, net of tax, diluted earnings per share, excluding acquisition costs, and tangible book value per share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes these non-GAAP financial measures provide useful and comparative information to assess trends reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  Excluding the bargain purchase gain and the after-tax impact of acquisition related costs from net income which we have recorded in connection with the acquisition of Anchor, provides meaningful supplemental information that management believes is useful to readers.

Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of net income, excluding acquisition costs, net of tax and bargain purchase gain:

	Three Months Ended December 31,	Year Ended December 31,
(in thousands)	2018	2018
Consolidated results:
Net interest income after provision for loan losses	$15,528	$50,558
Net accretion/amortization on loans, CDs and borrowings	10	10
Net interest income after provision for loan losses, excluding accretion/amortization (non-GAAP)	15,538	50,568
Noninterest income	11,410	26,850
Bargain purchase gain, net of tax	(7,414)	(7,414)
Noninterest income, excluding bargain purchase gain (non-GAAP)	3,996	19,436
Noninterest expense	13,821	48,838
Acquisition costs	(946)	(1,389)
CDI amortization	(44)	(44)
Noninterest expense, excluding acquisition costs (non-GAAP)	12,831	47,405

Income before provision for income taxes (non-GAAP)	6,703	22,599

FS Bancorp Q4 Earnings
January 28, 2019

Provision for income taxes, excluding acquisition costs, net of related taxes (non-GAAP)	1,611	4,526
NET INCOME, excluding acquisition costs and bargain purchase gain (non-GAAP)	$5,092	$18,073

Diluted earnings per share (GAAP)	$2.83	$6.29
Diluted earnings per share, excluding acquisition costs and bargain purchase gain (non-GAAP)	1.23	4.67

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	December 31,	September 30,	December 31,
	2018	2018	2017
	(Dollars in thousands)
Stockholders' equity	$180,038	$133,129	$122,002
Goodwill and core deposit intangible, net	(8,529)	(3,399)	(3,629)
Tangible common stockholders' equity	$171,509	$129,730	$118,373

Common shares outstanding at end of period	4,371,294	3,588,796	3,539,626

Common stockholders' equity (book value) per share (GAAP)	$41.19	$37.10	$34.47
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$39.24	$36.15	$33.44

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer and Chief Operating Officer
(425) 771-5299
www.FSBWA.com